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[OSLER, HOSKIN & HARCOURT LETTERHEAD]

                                                                EXHIBIT 8(b)

January 9, 1997



Union Tank Car Company
225 West Washington Street
Chicago, Illinois
U.S.A.  60606

Procor Limited
2001 Speers Road
Oakville, Ontario
Canada, L6J 5E1

Dear Sirs:

Re:  January 1997 Shelf Prospectus
     for Pass Through Certificates

We have acted as Canadian counsel to Procor Limited, a Canadian corporation ("Procor"), and as special Canadian counsel to Union Tank Car Company, a Delaware corporation (the "Company"), in connection with the preparation and filing with the United States Securities and Exchange Commission (the "Commission") under The Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (Registration No. 333-17121), as amended (the "Registration Statement"). The Registration Statement relates to up to
U.S. $400,000,000 aggregate principal amount of Pass Through Certificates to be offered for sale in one or more series and issued from time to time pursuant to the prospectus forming part of the Registration Statement and future supplements thereto and under:

        (i) the Pass Through Trust Agreement, dated as of January 15, 1997, among the Company, Procor and Harris Trust and Savings Bank, a United States national banking association, as trustee ("Harris") (the "Basic Agreement"); and



        (ii) future supplements to the Pass Through Trust Agreement among the Company, Procor and Harris, as trustee.
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[OSLER, HOSKIN & HARCOURT LETTERHEAD]

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Capitalized terms used but not defined in this opinion have the meanings ascribed thereto in the Registration Statement.

As such counsel, we have examined and relied as to matters of fact upon originals or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In such examinations, we have assumed the legal capacity of all individuals, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies.

We note that as no Pass Through Certificates are being offered for sale as of the date hereof and as any such offer will require a Trust Supplement and a Prospectus Supplement to be entered into, it will be necessary to consider the implications of such Supplements and the applicable Canadian federal income tax considerations at the time of each such offer to confirm the material Canadian federal income tax consequences of the offer.

The following is, as of the date hereof, our opinion with respect to the material Canadian federal income tax consequences to a Certificate Owner of the purchase of a Pass Through Certificate pursuant to the Prospectus and any applicable Prospectus Supplement where the property of the Trust includes a Procor ETC and where at all relevant times for purposes of the Income Tax Act (Canada) (the "Tax Act") the Pass Through Trustee, the Equipment Trustee in respect of the Procor ETC and the Certificate Owner are not, and are not deemed to be, resident in Canada and deal at arm's length with Procor (within the meaning of the Tax Act). For the purposes of the Tax Act related persons (as therein defined) are deemed not to deal at arm's length and it is a question of fact whether persons not related to each other deal at arm's length.

Our opinion is based on the current provisions of the Tax Act and the regulations thereunder, our understanding of the current published administrative practices of Revenue Canada and all specific proposals to amend the Tax Act and the regulations announced by the Minister of Finance prior to the date hereof. Our opinion does not otherwise take into account or anticipate changes in the law, whether by judicial, governmental or legislative decision or action, nor does it take into account tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada. Additional Canadian federal income tax considerations may be described in any applicable Prospectus Supplement.
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Our opinion is of a general nature only and is not intended to be, and should not be construed as, legal or tax advice to any particular Certificate Owner.

It is our opinion that provided that (a) none of the interest paid on the unpaid principal of a Procor ETC is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of the capital stock of a corporation, and (b) the Procor ETC is issued in circumstances whereby Procor may not under any circumstances be obliged to pay more than 25% of the principal amount of the single debt issue that includes the particular Procor ETC within five years from the date of issue of the last obligation of the single debt issue (except in the event of failure or default under the terms of the obligations, or if the terms of the obligations or any agreement relating thereto become unlawful or have changed by virtue of legislation or by a court, statutory board or commission, or if they are convertible into certain securities) the payment of the unpaid principal amount of, and interest on the unpaid principal amount of, a Procor ETC by Procor to a Pass Through Trustee and the payment of the unpaid principal amount of, and interest on the unpaid principal amount of, a Pass Through Certificate by a Pass Through Trustee to a Certificate Owner, will be exempt from Canadian non-resident withholding tax.

It is our opinion that provided the Pass Through Trustee, the Equipment
Trustee and the Certificate Owner do not use or hold, and are not deemed to use or hold, the Procor ETC, the conditional sales agreements in respect of the Procor ETC, and the Pass Through Certificate, as the case may be, in carrying on business in Canada for purposes of the Tax Act, and in the case of a Certificate Owner who carries on an insurance business in Canada and elsewhere the Certificate Owner establishes at the relevant time that the Pass Through Certificate is not effectively connected with such insurance business in Canada, no other taxes on income (including taxable capital gains) will be payable under the Tax Act in respect of the holding or disposition of, or the receipt of interest on the unpaid principal of, a Procor ETC by the Pass Through Trustee and the holding or disposition of, or the receipt of interest on the unpaid principal of, a Pass Through Certificate by a Certificate Owner.
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We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the references to our firm relating to the Pass Through Certificates under the caption "Material Canadian Tax Consequences" in the prospectus constituting a part of the Registration Statement.

Yours very truly,

OSLER, HOSKIN & HARCOURT